FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

•Earnings Increased 48% to $2.69 Per Share
•Home Sale Revenues Increased 16% to $3.8 Billion
•Homebuilding Gross Margin Expanded by 360 Basis Points to 30.1%
•Net New Orders of 4,924 Homes with a Value of $2.8 Billion
•Unit Backlog Totaled 17,053 Homes; Backlog Value Increased 3% to $10.6 Billion
•Repurchased 2% of Outstanding Common Shares for $180 Million

ATLANTA – Oct. 25, 2022 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2022. For the quarter, the Company reported net income of $628 million, or $2.69 per share. In the prior year, the Company reported net income of $476 million, or $1.82 per share.

“Reflective of the strong demand conditions that existed earlier this year, PulteGroup’s third quarter financial results include a 16% increase in revenues and a 410 basis point expansion in the Company’s operating margin,” said Ryan Marshall, PulteGroup President and CEO. “These gains helped us to deliver a 48% increase in earnings per share, while allowing us to continue returning funds to shareholders as we repurchased $180 million of stock in the quarter.”

“While we reported significant growth in our third quarter earnings, demand clearly slowed in the period as dramatically higher interest rates created financial and psychological hurdles for potential homebuyers,” said Marshall. “In response to today’s more challenging market conditions, we continue to adjust our sales, construction and investment practices as we work to turn inventory and balance our housing starts to appropriately match the pace of sales.”

Third Quarter Results

Home sale revenues for the third quarter increased 16% over the prior year to $3.8 billion. Higher revenues for the period were driven by a 15% increase in the average sales price of homes closed to $545,000, along with a 1% increase in closings to 7,047 homes.

In the third quarter, the Company’s home sale gross margin was 30.1%, an increase of 360 basis points over the prior year gross margin of 26.5%. The Company’s homebuilding SG&A expense for the period was $350 million, or 9.1% of home sale revenues. SG&A expense for the prior year period was $321 million, or 9.6 % of home sale revenues.

Net new orders for the third quarter decreased 28% from the prior year to 4,924 homes. The value of net new orders in the third quarter was $2.8 billion. The Company’s cancelation rate in the third quarter was 24%, up from 10% in the prior year period and 15% in the second quarter of 2022. In the third quarter, the Company operated out of an average of 823 communities, compared with an average community count of 768 in the prior year period.

The Company’s unit backlog at the end of the third quarter was 17,053 homes, which is a decrease of 14% from the prior year. Backlog value at the end of the third quarter was $10.6 billion, which is an increase of 3% over the comparable prior year period.

Given changing industry dynamics resulting primarily from Federal Reserve actions to raise interest rates, PulteGroup continues to reassess all pending transactions prior to completing the purchase of the underlying land asset. As a result of this ongoing review process, in the third quarter the Company elected to terminate a number of pending land transactions and wrote off $24 million of deposits and preacquisition expenses associated with the deals. The write-off of these costs is recorded in the Other expense, net line of the income statement.

“For the past several years, we have systematically increased our use of land options with the dual objectives of enhancing returns and helping to mitigate market risks,” said Bob O’Shaughnessy, Executive Vice President and CFO. “With today’s more challenging market conditions, in the third quarter we chose to walk from certain options tied to future land investment where returns no longer met required performance metrics.”

Pre-tax income for the Company's financial services operations was $28 million, down from $49 million last year. The decrease in pre-tax income for the period reflects both a reduction in loan volumes and the more competitive pricing environment that has existed for much of 2022. The reduction in loan volumes for the quarter was driven, in part, by a decline in capture rate to 77% compared with 85% last year.

Pre-tax income for the Company’s third quarter was $811 million, an increase of 31% over the prior year. Income tax expense for the Company’s third quarter was $183 million, or an effective tax rate of 22.6%. The Company’s effective tax rate benefitted from federal energy efficient home credits recognized in the period resulting from the extension of such credits by the Inflation Reduction Act enacted into law in August.

During the third quarter, PulteGroup repurchased 4.4 million, or 2% of its common shares for $180 million, at an average price of $41.20 per share. The Company ended the quarter with a debt-to-capital ratio of 22.5%.

A conference call discussing PulteGroup's third quarter 2022 results is scheduled for Tuesday, October 25, 2022, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; including as it relates to our ability to take pricing actions to offset rising expenses; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; the negative impact of the COVID-19 pandemic on our financial position and ability to continue our Homebuilding or Financial Services activities at normal levels or at all in impacted areas; the duration, effect and severity of the COVID-19 pandemic; the measures that governmental authorities take to address the COVID-19 pandemic which may precipitate or exacerbate one or more of the above-mentioned and/or other risks and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period of time; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Statements of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues:
Homebuilding
Home sale revenues	$3,840,449	$3,324,483	$10,720,364	$9,156,371
Land sale and other revenues	30,658	63,085	97,626	123,321
	3,871,107	3,387,568	10,817,990	9,279,692
Financial Services	72,709	91,482	239,627	288,632
Total revenues	3,943,816	3,479,050	11,057,617	9,568,324

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,685,596)	(2,443,074)	(7,498,027)	(6,754,204)
Land sale and other cost of revenues	(26,314)	(47,483)	(89,971)	(103,313)
	(2,711,910)	(2,490,557)	(7,587,998)	(6,857,517)

Financial Services expenses	(45,323)	(42,835)	(132,655)	(122,921)
Selling, general, and administrative expenses	(350,112)	(320,506)	(1,030,391)	(864,478)
Loss on debt retirement	—	—	—	(61,469)
Other expense, net	(25,194)	(4,750)	(30,830)	(8,011)
Income before income taxes	811,277	620,402	2,275,743	1,653,928
Income tax expense	(183,349)	(144,853)	(540,657)	(370,873)
Net income	$627,928	$475,549	$1,735,086	$1,283,055

Per share:
Basic earnings	$2.70	$1.83	$7.26	$4.86
Diluted earnings	$2.69	$1.82	$7.22	$4.85
Cash dividends declared	$0.15	$0.14	$0.45	$0.42

Number of shares used in calculation:
Basic	230,967	258,147	237,639	261,854
Effect of dilutive securities	1,333	752	1,240	668
Diluted	232,300	258,899	238,879	262,522

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	September 30, 2022	December 31, 2021

ASSETS

Cash and equivalents	$231,301	$1,779,088
Restricted cash	60,097	54,477
Total cash, cash equivalents, and restricted cash	291,398	1,833,565
House and land inventory	11,773,077	9,047,569
Land held for sale	36,997	29,276
Residential mortgage loans available-for-sale	438,205	947,139
Investments in unconsolidated entities	158,085	98,155
Other assets	1,266,360	1,110,966
Intangible assets	138,571	146,923
Deferred tax assets	109,151	139,038
	$14,211,844	$13,352,631

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$599,357	$621,168
Customer deposits	979,528	844,785
Deferred tax liabilities	179,141	165,519
Accrued and other liabilities	1,587,458	1,576,478
Financial Services debt	338,190	626,123
Revolving credit facility	319,000	—
Notes payable	2,045,167	2,029,043
	6,047,841	5,863,116
Shareholders' equity	8,164,003	7,489,515
	$14,211,844	$13,352,631

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Nine Months Ended
	September 30,
	2022	2021
Cash flows from operating activities:
Net income	$1,735,086	$1,283,055
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	43,485	12,842
Land-related charges	32,475	6,820
Loss on debt retirement	—	61,469
Depreciation and amortization	51,934	53,023
Share-based compensation expense	39,520	28,439
Other, net	(160)	(3,274)
Increase (decrease) in cash due to:
Inventories	(2,706,142)	(1,137,351)
Residential mortgage loans available-for-sale	507,861	(36,816)
Other assets	(127,173)	(114,879)
Accounts payable, accrued and other liabilities	119,189	394,897
Net cash provided by (used in) operating activities	(303,925)	548,225
Cash flows from investing activities:
Capital expenditures	(88,585)	(52,134)
Investments in unconsolidated entities	(58,154)	(35,812)
Distributions of capital from unconsolidated entities	3,413	11,500
Business acquisition	(10,400)	(10,400)
Other investing activities, net	(964)	378
Net cash used in investing activities	(154,690)	(86,468)
Cash flows from financing activities:
Repayments of notes payable	(4,856)	(797,395)
Borrowings under revolving credit facility	1,925,000	—
Repayments under revolving credit facility	(1,606,000)	—
Financial Services borrowings (repayments), net	(287,933)	64,684
Debt issuance costs	(11,167)	—
Stock option exercises	—	11
Share repurchases	(974,673)	(614,303)
Cash paid for shares withheld for taxes	(14,326)	(10,642)
Dividends paid	(109,597)	(111,696)
Net cash used in financing activities	(1,083,552)	(1,469,341)
Net decrease in cash, cash equivalents, and restricted cash	(1,542,167)	(1,007,584)
Cash, cash equivalents, and restricted cash at beginning of period	1,833,565	2,632,235
Cash, cash equivalents, and restricted cash at end of period	$291,398	$1,624,651

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$5,642	$16,483
Income taxes paid (refunded), net	$493,559	$335,487

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
HOMEBUILDING:
Home sale revenues	$3,840,449	$3,324,483	$10,720,364	$9,156,371
Land sale and other revenues	30,658	63,085	97,626	123,321
Total Homebuilding revenues	3,871,107	3,387,568	10,817,990	9,279,692

Home sale cost of revenues	(2,685,596)	(2,443,074)	(7,498,027)	(6,754,204)
Land sale and other cost of revenues	(26,314)	(47,483)	(89,971)	(103,313)
Selling, general, and administrative expenses ("SG&A")	(350,112)	(320,506)	(1,030,391)	(864,478)
Loss on debt retirement	—	—	—	(61,469)
Other expense, net	(25,322)	(4,742)	(32,039)	(8,742)
Income before income taxes	$783,763	$571,763	$2,167,562	$1,487,486

FINANCIAL SERVICES:
Income before income taxes	$27,514	$48,639	$108,181	$166,442

CONSOLIDATED:
Income before income taxes	$811,277	$620,402	$2,275,743	$1,653,928

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Home sale revenues	$3,840,449	$3,324,483	$10,720,364	$9,156,371

Closings - units
Northeast	378	472	1,026	1,286
Southeast	1,295	1,278	3,406	3,507
Florida	1,628	1,502	4,840	4,614
Midwest	1,104	1,123	3,179	3,004
Texas	1,431	1,276	4,124	4,020
West	1,211	1,356	3,688	3,852
	7,047	7,007	20,263	20,283
Average selling price	$545	$474	$529	$451

Net new orders - units
Northeast	237	368	1,046	1,451
Southeast	1,081	1,085	3,716	4,010
Florida	1,471	1,844	4,898	6,451
Midwest	655	1,075	2,660	3,936
Texas	979	1,117	3,718	4,468
West	501	1,307	3,275	4,654
	4,924	6,796	19,313	24,970
Net new orders - dollars	$2,807,308	$3,780,354	$11,442,579	$12,668,805

Unit backlog
Northeast			808	1,118
Southeast			2,786	2,843
Florida			5,488	5,491
Midwest			2,169	3,131
Texas			2,693	3,501
West			3,109	3,761
			17,053	19,845
Dollars in backlog			$10,581,026	$10,305,614

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
MORTGAGE ORIGINATIONS:
Origination volume	4,369	5,078	12,994	15,082
Origination principal	$1,715,344	$1,810,722	$5,009,957	$5,186,913
Capture rate	77.2%	84.6%	78.7%	86.1%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Interest in inventory, beginning of period	$151,554	$185,433	$160,756	$193,409
Interest capitalized	33,235	31,707	96,156	97,809
Interest expensed	(41,120)	(41,897)	(113,243)	(115,975)
Interest in inventory, end of period	$143,669	$175,243	$143,669	$175,243

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our debt-to-capital ratios. This measure could be considered a non-GAAP financial measure under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe that this measure provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of the debt to capital ratios:

Debt-to-Capital Ratios

	September 30, 2022	December 31, 2021
Notes payable	$2,045,167	$2,029,043
Revolving credit facility	319,000	—
Total debt	$2,364,167	$2,029,043

Shareholders' equity	8,164,003	7,489,515
Total capital	$10,528,170	$9,518,558
Debt-to-capital ratio	22.5%	21.3%